Exhibit 99.1

FOR IMMEDIATE RELEASE

For Additional Information:

A. William Stein	Minnie Wright
Chief Financial Officer and	Investor/Analyst Information
Chief Investment Officer	Digital Realty Trust, Inc.
Digital Realty Trust, Inc.	(415) 738-6532
(415) 738-6500

DIGITAL REALTY TRUST, INC. REPORTS THIRD QUARTER 2005 RESULTS AND ANNOUNCES INITIAL 2006 GUIDANCE

Highlights:

•	Reported FFO of $0.35 per diluted share and unit for the third quarter of 2005.

•	Reported net income available to common stockholders of $0.05 per diluted share for the third quarter of 2005.

•	Acquired five properties for approximately $73.5 million in the third quarter of 2005.

•	Leased approximately 116,000 square feet of technical space and more than 216,000 square feet of non-technical space year-to-date through September 30, 2005.

•	Subsequent to quarter end, the Company executed contracts to acquire additional properties in Geneva, Switzerland and in suburban Frankfurt, Germany, which, upon closing, will add approximately 1.7 million square feet to real estate portfolio in the aggregate.

•	Increased line of credit facility capacity from $210 million to $350 million, reduced the applicable margin on advances by 12.5 basis points and extended the maturity by one year.

•	Subsequent to quarter end, increased common dividend 8.7% on an annualized basis to $1.06 per share from $0.975 per share.

San Francisco, Calif. (November 9, 2005) – Digital Realty Trust, Inc. (NYSE: DLR), a leading owner and manager of corporate data centers and Internet gateways, today announced financial results for its third quarter ended September 30, 2005. The Company reported revenue of $56.6 million in the third quarter of 2005. Net income for the third quarter of 2005 was $4.4 million, and net income available to common stockholders was $1.3 million, or $0.05 per diluted share. Funds from operations (FFO) for the three months ended September 30, 2005 was $19.9 million, or $0.35 per diluted share and unit.

For the first nine months of 2005, Digital Realty Trust reported revenue of $145.9 million. Net income for the first nine months of 2005 was $11.5 million, and net income available to common stockholders was $4.9 million, or $0.21 per diluted share. FFO for the nine months ended September 30, 2005 was $55.3 million, or $1.01 per diluted share and unit.

The Company commenced operations on November 3, 2004, and as such, comparisons to the prior year period have not been included in this press release. Financial results for Digital Realty Trust’s predecessor for the third quarter and first nine months of 2004 will be available in the Company’s Form 10-Q for the three and nine month periods ended September 30, 2005, as filed with the Securities and Exchange Commission on or before November 14, 2005.

“Our continued successful acquisition and leasing activity this quarter creates strong future FFO growth potential for the Company,” said Richard Magnuson, Executive Chairman of Digital Realty Trust. “Each quarter the quality of our portfolio continues to improve, and our asset base now includes some of the world’s best and most well-known technology-industry tenants. In addition, we are further enhancing our geographic diversity with properties that are strategically located in the United States and Western Europe.”

Balance Sheet Update

Total assets grew to approximately $1.45 billion at September 30, 2005, from $1.01 billion at December 31, 2004. Cash and cash equivalents were $7.1 million at September 30, 2005 compared to $4.6 million at December 31, 2004. Total debt at September 30, 2005 was $686.9 million and stockholders’ equity was $392.7 million, up from $519.5 million and $173.2 million at December 31, 2004, respectively.

Effective October 31, 2005, Digital Realty Trust amended its unsecured revolving credit facility. The amendment increased the Company’s total capacity under the line of credit from $210 million to $350 million, reduced the applicable margin on advances by 12.5 basis points and extended the maturity by one year, among other changes.

On October 4, 2005, Digital Realty Trust refinanced the mortgage related to its 200 Paul property in San Francisco with a 10-year loan for $81 million at an interest rate of 5.74% which matures on October 3, 2015.

“We are very pleased with the progress we’ve made toward strengthening our balance sheet and reducing our cost of capital,” said A. William Stein, Chief Financial Officer and Chief Investment Officer of Digital Realty Trust. “Our amended line of credit, combined with our recently completed common and preferred stock offerings, gives us the additional capacity necessary to successfully execute against our portfolio operating goals. Maintaining a flexible capital structure will remain a priority.”

Acquisition and Leasing Activity

The Company acquired five properties in the third quarter of 2005 for a total of approximately $73.5 million. The acquired properties include three buildings in Charlotte, North Carolina, the Amsterdam Data Center in Amsterdam, Netherlands and Printers’ Square in Chicago, Illinois. Including these acquisitions, Digital Realty Trust has acquired 14 properties for a total of approximately $398.7 million since the beginning of 2005.

Year-to-date through September 30, 2005, Digital Realty Trust has leased approximately 116,000 square feet of highly improved technology space at an average annualized rent of approximately $66.00 per square foot and more than 216,000 square feet of basic commercial space at an average annualized rent of approximately $19.30 per square foot. Occupancy across Digital Realty’s property portfolio was approximately 93.2% at September 30, 2005, excluding 732,000 square feet of space held for redevelopment. This compares to 93.0% at June 30, 2005, excluding 708,000 square feet of space held for redevelopment.

“Acquisition and leasing activity remains a top priority for us, and our successes on these fronts have greatly enhanced the overall quality of our real estate portfolio,” said Michael Foust, Chief Executive Officer of Digital Realty Trust. “Over the last quarter, in particular, we have leased space to 18 new tenants, as a result of the quality and location of our facilities and the high level of expertise of our staff. By providing tenants with move-in ready data center space in a carrier-neutral environment, we’re better able to meet their current and future technical needs.

“Our acquisition pace has been equally robust,” said Mr. Foust. “Since the beginning of the year, we’ve added 2.9 million square feet of space in 14 properties, further diversifying our asset base by tenant and geography. Future acquisitions are a key element of our growth strategy, as we look for additional strategic assets that will allow us to maximize our properties’ cash flow.”

2006 Outlook

Digital Realty Trust is providing its initial 2006 outlook as follows: FFO per share and unit for the year ending December 31, 2006 is expected to be between $1.65 and $1.75. A reconciliation of the range of 2006 projected net income to projected FFO follows:

(in millions, except share and unit data)	Low end of range		High end of range
Net income	$23.2	—	$24.9

Plus: Minority interest in operating partnership	$18.1	—	$19.5

Net income before minority interest in operating partnership but after minority interest in consolidated joint ventures	$41.3	—	$44.4
Plus: Real estate related depreciation and amortization	69.8	—	73.0

Funds from operations	$111.1	—	$117.4
Less: Preferred stock dividends	(13.8)	—	(13.8)

FFO available to common stockholders and unit holders	$97.3	—	$103.6

FFO per share of common stock and unit outstanding	$1.65	—	$1.75

Weighted average number of shares of common stock and units Outstanding (in thousands)	59,159	—	59,177

The guidance provided by Digital Realty Trust in this press release is based on the following full-year 2006 assumptions as of November 9, 2005:

•	Total acquisitions in the range of $200 million to $400 million, at an average cap rate of 8.0% to 9.0%.

•	The lease-up of approximately 200,000 to 300,000 square feet of turn-key data center and redevelopment space at an average gross rent of $40.00 per square foot.

•	The lease-up of approximately 125,000 to 150,000 square feet of office/R&D space at an average gross rent of $19.00 per square foot.

Management Note Regarding FFO Presentation

FFO is a supplemental non-GAAP financial measure used by the real estate industry to measure the operating performance of real estate companies. FFO should not be considered as a substitute for net income (loss) determined in accordance with GAAP as a measure of financial performance. A reconciliation from GAAP net income available to common stockholders to FFO and a definition of FFO are included as an attachment to this press release.

Investor Conference Call Details

Digital Realty Trust will host a conference call to discuss its 2005 third quarter results tomorrow, Thursday, November 10, 2005 at 1:00 p.m. ET/10:00 a.m. PT. Investors are invited to participate on the call by dialing 800-218-0530 (domestic) or 303-262-2138 (international). Additionally, the call will be webcast live in the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com. For those who cannot participate on the live call or webcast, a replay of the webcast will be available in the Investor Relations section of Digital Realty Trust’s website at www.digitalrealtytrust.com.

About Digital Realty Trust, Inc.

Digital Realty Trust, Inc. owns, acquires, repositions and manages technology-related real estate. As of November 9, 2005, the Company’s 39 properties contain applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise data center tenants. Comprising approximately 7.9 million net rentable square feet, excluding space held for redevelopment of 803,000 square feet, Digital Realty Trust’s property portfolio is located throughout the United States and Western Europe. For additional information, please visit the company’s website at www.digitalrealtytrust.com.

Safe Harbor Statement

This press release contains forward-looking statements which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Such forward-looking statements include statements related to future FFO growth and statements under the heading “2006 Outlook,” including FFO per share and unit for the year ending December 31, 2006, the projections contained in the reconciliation of the 2006 projected net income to projected FFO, and the full-year 2006 assumptions related to acquisitions and lease-up of turn-key data center and redevelopment space and office/R&D space. These risks and uncertainties include adverse economic or real estate developments in the Company’s markets or the technology industry; general economic conditions; defaults on or non-renewal of leases by tenants; increased interest rates and operating costs; inability to manage domestic and international growth effectively; failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; difficulties in identifying properties to acquire and completing acquisitions; failure to successfully operate acquired properties and operations; failure of acquired properties to perform as expected; failure to maintain the company’s status as a REIT; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in foreign currency exchange rates; risks of operating in foreign markets; and changes in real estate and zoning laws and increases in real property tax rates. For a further list and description of such risks and uncertainties, see the reports and other filings by the Company with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Digital Realty Trust, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended September 30, 2005	Nine Months Ended April 1 - June 30, 2005 September 30, 2005
Revenues:
Rental	$45,065	$115,360
Tenant reimbursements	11,040	25,673
Other	451	4,829

	56,556	145,862

Expenses:
Rental property operating and maintenance	12,385	29,248
Property taxes	6,241	14,832
Insurance	770	1,899
Interest	10,724	28,134
Depreciation and amortization	16,957	43,428
General and administrative	3,324	8,190
Loss from early extinguishment of debt	—	125
Other	106	1,588

	50,507	127,444

Income before minority interests	6,049	18,418

Minority interests in consolidated joint ventures	4	11
Minority interests in operating partnership	(1,628)	(6,930)

Net income	4,425	11,499

Preferred stock dividends	(3,099)	(6,569)

Net income available to common stockholders	$1,326	$4,930

Basic income per share available to common stockholders	$0.05	$0.22
Diluted income per share available to common stockholders	$0.05	$0.21

Weighted average common shares outstanding:
Basic	25,704,721	22,864,797
Diluted	26,004,324	23,037,992

Digital Realty Trust, Inc.

Condensed Balance Sheets

(in thousands, except share data)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Investments in real estate:
Land	$184,837	$129,112
Acquired ground lease	1,477	1,477
Buildings and improvements	867,168	613,058
Tenant improvements	119,850	74,745

Investments in real estate	1,173,332	818,392
Accumulated depreciation and amortization	(54,256)	(30,980)

Net investments in real estate	1,119,076	787,412

Cash and cash equivalents	7,070	4,557
Accounts and other receivables	5,994	3,051
Deferred rent	20,843	12,236
Acquired above market leases, net	50,001	43,947
Acquired in place lease value and deferred leasing costs, net	202,758	136,721
Deferred financing costs, net	8,032	8,236
Restricted cash	29,025	14,207
Other assets	11,423	2,920

Total Assets	$1,454,222	$1,013,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$103,755	$44,000
Mortgage loans	561,154	453,498
Other secured loans	22,000	22,000
Accounts payable and other accrued liabilities	36,900	12,789
Accrued dividends and distributions	—	8,276
Acquired below market leases, net	58,155	37,390
Security deposits and prepaid rents	10,574	6,276

Total liabilities	792,538	584,229

Commitments and contingencies
Minority interests in consolidated joint ventures	142	997
Minority interests in operating partnership	268,846	254,862
Stockholders’ equity:
Preferred Stock; $0.01 par value, 20,000,000 authorized:

Series A Cumulative Redeemable Preferred Stock, 8.50%, $ 103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	—

Series B Cumulative Redeemable Preferred Stock, 7.875%, $ 63,250,000 liquidation preference ($25.00 per share), 2,530,000 issued and outstanding.	60,517	—
Common Stock; $ 0.01 par value; 100,000,000 authorized, 27,304,691 and 21,421,300 shares issued and outstanding as of September 30, 2005 and December 31, 2004	273	214
Additional paid-in capital	252,416	182,411
Dividends in excess of earnings	(21,688)	(9,517)
Accumulated other comprehensive income, net	1,881	91

Total stockholders’ equity	392,696	173,199

Total liabilities and stockholders’ equity	$1,454,222	$1,013,287

Reconciliation of Net Income (Loss) Available to Common Stockholders to Funds From Operations (FFO)

(in thousands, except per share and unit data)

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005
Net Income Available to Common Stockholders	$1,326	$4,930
Plus minority interests in operating partnership	1,628	6,930
Plus real estate related depreciation and amortization	16,929	43,390

FFO	$19,883	$55,250

Basic FFO per share and unit	$0.35	$1.02
Diluted FFO per share and unit	$0.35	$1.01
Total common stock and units outstanding
Basic	57,226	54,386
Diluted	57,526	54,559

Note Regarding Funds From Operations

Digital Realty Trust calculates Funds from Operations, or FFO, in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) available to common stockholders and unitholders (computed in accordance with GAAP), excluding gains (or losses) from sales of property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. Digital Realty Trust also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.